William Roth Assumes Chief Investment Officer Role
at Two Harbors Investment Corp.

William Greenberg and Matthew Koeppen Named Managing Directors

NEW YORK, November 7, 2012 - Two Harbors Investment Corp. (NYSE: TWO; NYSE MKT: TWO.WS) today announced the appointment of William Roth as Chief Investment Officer, effective January 1, 2013. In addition, Matthew Koeppen was promoted to Managing Director, and William Greenberg joins Two Harbors from UBS as a Managing Director.
Steven Kuhn, who has shared the role of Co-Chief Investment Officer with Mr. Roth over the past three years, intends to devote his full attention to his role with Pine River Capital Management L.P., the parent of the company's external manager, where he serves as a Partner and the Head of Fixed Income Trading.
“We are delighted to congratulate Bill on his appointment as CIO. This is a natural transition for Bill and Steve, as Bill and his team have been instrumental to the superior security selection and economic returns of the Company over the past few years. We are confident that this bifurcation of duties will best serve all investors, both in Two Harbors and Pine River,” stated Thomas Siering, Two Harbors' President and Chief Executive Officer. “Bill and his team will continue to draw upon the extensive capabilities within Pine River, the external manager of Two Harbors, including close collaboration with Steve and the rest of the Pine River mortgage team.”
“We wish to sincerely thank Steve for his invaluable and dedicated service to Two Harbors,” said Mr. Siering. “We could not have built Two Harbors without Steve. We will be forever grateful for his many contributions.”
The company also announced today that Matthew Koeppen has been appointed Managing Director. "We are pleased to announce Matt's promotion to Managing Director," stated Mr. Siering. “Matt has been an important member of the investment team, and has contributed significantly to our success since he joined Two Harbors in 2010.”

Prior to joining Two Harbors, Mr. Koeppen held a variety of positions with Black River Asset Management, which is a division of Cargill, Incorporated. Most recently, Mr. Koeppen served as a Managing Director of Business Development, where he was responsible for a variety of initiatives to diversify and grow assets under management. From 2003 to 2007, Mr. Koeppen was a Managing Director and Portfolio Manager for Black River Asset Management. In this role, he was responsible for managing a securitized products portfolio, including Agency RMBS, specified pools, TBAs, non-Agency RMBS, interest only securities, and other derivatives. From 1996 to 2003, Mr. Koeppen was a Vice President in the Financial Markets Group for Cargill where he traded Agency and non-Agency RMBS and municipal bonds. Mr. Koeppen received a B.A. degree in Financial Management from the University of St. Thomas.

Additionally, the company announced that William Greenberg has joined Two Harbors as a Managing Director. "We are delighted to add Bill to our investment management team," said Mr. Siering.  "His extensive experience in mortgage trading, risk management, and quantitative analysis will further bolster our team."

Prior to joining Two Harbors, Mr. Greenberg was a Managing Director and the Head of Investment Bank Risk Control Strategy at UBS AG (NYSE: UBS), where he was responsible for issues of strategic importance to the investment bank.  Prior to that, he was Head of Mortgage Strategy & Solutions Group, where he was responsible for managing the risk associated with mortgage repurchase liability related to over $100 billion of RMBS and whole loans issued and/or sold by UBS.  Before that, he was Senior Portfolio Manager and Co-head of U.S. trading within the SNB StabFund, the business unit created in 2008 to manage $40 billion of legacy RMBS, ABS, and CMBS securities and loans.  Prior to joining UBS, Mr. Greenberg was a Managing Director and Senior Portfolio Manager at Natixis NA, where he co-managed both client and proprietary portfolios of Agency and Non-Agency RMBS.  Mr. Greenberg holds a B.S. in physics from the Massachusetts Institute of Technology, and M.S. and Ph.D. degrees in theoretical nuclear physics from the University of Washington.

Two Harbors Investment Corp.
Two Harbors Investment Corp., a Maryland corporation, is a real estate investment trust that invests in residential mortgage-backed securities, residential mortgage loans, residential real properties and other financial assets. Two Harbors is headquartered in Minnetonka, Minnesota, and is externally managed and advised by PRCM Advisers LLC, a wholly-owned subsidiary of Pine River Capital Management L.P. Additional information is available at www.twoharborsinvestment.com.

Additional Information
Stockholders and warrant holders of Two Harbors, and other interested persons, may find additional information regarding the company at the Securities and Exchange Commission's Internet site at www.sec.gov or by directing requests to: Two Harbors Investment Corp., 601 Carlson Parkway, Suite 150, Minnetonka, MN 55305, telephone 612-629-2500.

Contact
Investors: July Hugen, Investor Relations, Two Harbors Investment Corp., 612-629-2514, july.hugen@twoharborsinvestment.com.